UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2021

Inovio Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14888	33-0969592
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

660 W. Germantown Pike, Suite 110

Plymouth Meeting, PA 19462

(Address of principal executive offices, including zip code)

(267) 440-4200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	INO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On May 13, 2021, the board of directors (the “Board”) of Inovio Pharmaceuticals, Inc. (the “Company”) appointed Roger Dansey to serve as a director of the Company. Dr. Dansey’s term will continue until the Company’s 2022 Annual Meeting of Stockholders. There is no arrangement or understanding between Dr. Dansey and any other person pursuant to which he was selected as a director of the Company, and there is no family relationship between Dr. Dansey and any of the Company’s other directors or executive officers. The Company is not aware of any transaction involving Dr. Dansey requiring disclosure under Item 404(a) of Regulation S-K.

Additional information regarding Dr. Dansey is set forth below:

Roger Dansey, age 64, has served as Chief Medical Officer of Seagen Inc. since May 2018. Prior to that, Dr. Dansey served as Senior Vice President, Clinical Oncology Research at Merck & Co. from January 2015 through April 2018. While at Merck, Dr. Dansey was Therapeutic Area Head for Late Stage Oncology. Dr. Dansey received his medical degree from the University of Witwatersrand in Johannesburg, South Africa.

Dr. Dansey will be compensated in accordance with the Company’s non-employee director compensation policy. He will receive an annual cash retainer of $45,000 for serving on the Board. In addition, Dr. Dansey received initial equity awards under the Company’s 2016 Omnibus Incentive Plan, as amended, upon his appointment as of May 13, 2021, the date of grant. As a newly elected director, Dr. Dansey was awarded 36,000 restricted stock units and a stock option to purchase 54,000 shares of the Company’s common stock at an exercise price of $6.23, the closing price of the Company’s common stock on the date of grant. The restricted stock units will vest over a period of three years, with one-third of the shares vesting on each of the first, second and third anniversaries of the grant date, subject to Dr. Dansey’s continued service as a director of the Company as of each vesting date. With respect to the shares of common stock underlying the stock option grant, one-quarter of the shares vested as of the grant date, with the remainder vesting in three equal annual installments on the first, second and third anniversaries of the grant date, subject to Dr. Dansey’s continued service as a director of the Company as of each vesting date. Dr. Dansey will be eligible to receive additional annual equity awards on each date of the Company’s annual meeting of stockholders in accordance with the non-employee director compensation policy.

Item 5.07. Submission of Matters to a Vote of Security Holders.

On May 13, 2021, the Company held its 2021 Annual Meeting of Stockholders (the “Annual Meeting”). At the Company’s Annual Meeting, the stockholders considered three proposals, each of which is described in more detail in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on March 25, 2021. Set forth below are the results of the matters submitted for a vote of stockholders at the Annual Meeting.

Proposal 1: The election of the following nominees as directors of the Company to serve until the Company’s 2022 Annual Meeting of Stockholders and until their successors are elected. The votes were cast as follows:

Name of Director Nominee	Votes For	Votes Withheld	Broker Non-Votes
Simon X. Benito	37,999,789	5,653,535	64,836,697
J. Joseph Kim, Ph.D.	37,477,383	6,175,941	64,836,697
Ann C. Miller, Ph.D.	37,498,940	6,154,384	64,836,697
Jay P. Shepard	37,688,840	5,964,484	64,836,697
David B. Weiner, Ph.D.	38,625,796	5,027,528	64,836,697
Wendy L. Yarno	37,418,032	6,235,292	64,836,697
Lota S. Zoth	33,456,963	10,196,361	64,836,697

Proposal 2: The ratification of the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021. The votes were cast as follows:

For	Against	Abstain	Broker Non-Votes
104,482,613	1,959,926	2,047,482	0

Proposal 3: The approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers described in the Company’s definitive proxy statement with respect to the Annual Meeting. The votes were cast as follows:

For	Against	Abstain	Broker Non-Votes
34,326,724	8,047,335	1,279,265	64,836,697

Item	7.01. Regulation FD Disclosure.

On May 17, 2021, the Company issued a press release announcing the appointment of Dr. Dansey to the Board. A copy of this press release is furnished herewith as Exhibit 99.1 to this Current Report. The information contained in the press release furnished as Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is not incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, except as shall be expressly set forth by specific reference in any such filing.

Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Exhibit Description

99.1	Press Release, dated May 17, 2021

104	Cover page interactive data file (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INOVIO PHARMACEUTICALS, INC.

Date: May 17, 2021	By:	/s/ Peter Kies
Peter Kies
Chief Financial Officer